Exhibit (h)(11)

AMENDMENT NO. 3

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 3 to the TRANSFER AGENCY AND SERVICE AGREEMENT, dated as of April 24, 2004 (the “Agreement”), by and between Thrivent Mutual Funds (formerly known as The AAL Mutual Funds) and Thrivent Financial Investor Services Inc.

The Agreement is hereby amended, effective as of November 1, 2016, as follows:

Schedule A to the Agreement is deleted in its entirety and replaced with Exhibit A to this Amendment.

THRIVENT MUTUAL FUNDS

By:	/s/ David S. Royal
Name:	David S. Royal
Title:	President

THRIVENT FINANCIAL
INVESTOR SERVICES INC.

By:	/s/ Kathryn A. Stelter
Name:	Kathryn A. Stelter
Title:	Vice President and Chief Operations Officer

EXHIBIT A

SCHEDULE A

Type of Account	Base Per Account Fee

Direct Accounts	$18.00

Omnibus Accounts	$12.00